Exhibit 2.2

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is entered into on [•], 2010 by and between Cerberus Partners, L.P., Cerberus International, Ltd., Gabriel Assets, LLC, Cerberus Series Three Holdings, LLC, Cerberus America Series Two Holdings, LLC, Cerberus Series Four Holdings, LLC and Tower Automotive Management, LLC (each a “Contributing Member”), Tower International Holdings LLC (“Tower Holdings”) and Tower Automotive, LLC (“Tower”). Each of the Contributing Members, Tower Holdings and Tower may be referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Amended and Restated Limited Liability Company Agreement of Tower, dated as of July 31, 2007 (the “Tower LLC Agreement”).

WHEREAS, each Contributing Member holds the Membership Interest in Tower described opposite its name on Schedule A hereto (the “Contributed Membership Interest”); and

WHEREAS, each Contributing Member desires to subscribe for the newly issued membership interest in Tower Holdings described opposite its name on Schedule A (the “Tower Holdings Membership Interest”) solely in exchange for the contribution to Tower Holdings of such Contributing Member’s Contributed Membership Interest (each a “Subscription”), and Tower Holdings desires to effect each Subscription.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Subscription.

(a) Upon the terms and subject to the conditions of this Agreement, each Contributing Member hereby subscribes for the applicable Tower Holdings Membership Interest solely in exchange for the contribution of such Contributing Member’s entire Contributed Membership Interest to Tower Holdings and Tower Holdings hereby issues the applicable Tower Holdings Membership Interest to such Contributing Member. In connection with its Subscription, each Contributing Member shall be credited under the Limited Liability Company Agreement of Tower Holdings, dated as of the date hereof (the “Tower Holdings LLC Agreement”), with the “Initial Capital Contribution” set forth opposite such Contributing Member’s name on Schedule A.

(b) The Tower Holdings Membership Interests shall be subject to the terms and conditions of the Tower Holdings LLC Agreement, which each Contributing Member has executed in connection with the Subscription.

2. Representations, Warranties and Acknowledgments of Each Contributing Member. Each Contributing Member makes the following representations and warranties to Tower Holdings solely with respect to itself:

(a) The Contributing Member’s execution, delivery and performance of this Agreement and the Tower Holdings LLC Agreement, and any other documents executed in connection with the Subscription (the “Transaction Documents”), do not and will not (i) result in a violation of any Applicable Law, (ii) conflict with or violate the organizational documents of such Contributing Member or any contract to which such Contributing Member is a party (or by which any of its properties is bound), or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party.

(b) The Transaction Documents have been duly executed and delivered by the Contributing Member and will, upon due execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of the Contributing Member enforceable against such Contributing Member in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(c) The Contributing Member understands that the Contributing Member and the Tower Holdings Membership Interest being subscribed for hereunder are subject to all of the provisions of the Tower Holdings LLC Agreement. The Contributed Membership Interest constitutes the Contributing Member’s entire interest in Tower.

(d) The Contributing Member has good and valid title to the Contributed Membership Interest, free and clear of all liens, security interests, charges, pledges, restrictions on transfer or other encumbrances (“Liens”) except as may arise under the Tower LLC Agreement or U.S federal or state securities laws. Upon consummation of the transactions contemplated by this Agreement, good and valid title to the Contributed Membership Interest shall pass to Tower Holdings, free and clear of any Liens.

3. Representations and Warranties of Tower Holdings. Tower Holdings represents and warrants as follows to the Contributing Members:

(a) Tower Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Tower Holdings has not engaged in any business activities since its formation.

(b) Upon consummation of the Subscription, the Tower Holdings Membership Interest will have been duly authorized and validly issued.

(c) The execution and delivery by Tower Holdings of this Agreement and the consummation of the Subscription have been duly authorized by all necessary limited liability company action.

(d) Tower Holdings has duly executed and delivered each Transaction Document to which it is a party and (assuming due authorization, execution and delivery by the other parties thereto) each such Transaction Document constitutes its legal, valid and binding obligation, enforceable against Tower Holdings in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(e) The execution and delivery by Tower Holdings of the Transaction Documents to which it is a party do not, and the performance of such Transaction Documents by Tower Holdings will not, (i) result in a violation of Applicable Law or (ii) conflict with or violate the organizational documents of Tower Holdings.

4. Consent and Waiver; Admission of Tower Holdings as a Member.

(a) Tower hereby confirms that its Board of Managers has consented to the Transfer by the Contributing Members of the Contributed Membership Interests in connection with the Subscriptions and has agreed to waive each and every provision of the Tower LLC Agreement that would conflict with the consummation of the Subscription and the transactions contemplated thereby, including without limitation the provisions of Sections 8.01 and 8.02 thereof.

(b) Each Contributing Member hereby consents to the Transfer by each other Contributing Member of its entire Membership Interest in Tower to Tower Holdings in exchange for a membership interest in Tower Holdings and hereby waives each and every provision of the Tower LLC Agreement that would conflict with such Transfer, including without limitation the provisions of Sections 8.01 and 8.02 thereof.

(c) Tower hereby confirms that all of the conditions set forth in the Tower LLC Agreement to the admission of Tower Holdings as a Member of Tower have been satisfied and that, upon consummation of the Subscriptions, Tower Holdings shall become a Member of Tower and the Contributing Members shall cease to be Members of Tower.

5. Entire Agreement. Together with the other Transaction Documents, this Agreement and the Schedule attached hereto set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede any and all prior agreements, arrangements, and understandings relating to the subject matter hereof.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

7. Further Assurances. At any time and from time to time after the date hereof, at the reasonable request of a Party, the other Parties shall execute and deliver such agreements, certificates, undertakings, documents and instruments, to make such filings and registrations and to take such further action as the Parties reasonably deem useful or required to accomplish the purposes of this Agreement.

8. Miscellaneous. This Agreement shall not be amended or modified except by a writing signed by all Parties. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CERBERUS PARTNERS, L.P.

By:	Cerberus Associates, L.L.C.,
its General Partner

By:
Mark A. Neporent
Senior Managing Director

CERBERUS INTERNATIONAL, LTD.

By:	Partridge Hill Overseas Management, LLC, its Investment Manager

By:
Mark A. Neporent
Senior Managing Director

GABRIEL ASSETS, LLC

By:	Partridge Hill Management, LLC,
its Investment Manager

By:
Mark A. Neporent
Senior Managing Director

Signature Page to Contribution Agreement

CERBERUS SERIES THREE HOLDINGS, LLC

By:	Cerberus Institutional Partners, L.P.,
with respect to Series Three, its Managing Member

By:	Cerberus Institutional Associates, L.L.C.,
its General Partner

By:
Mark A. Neporent
Senior Managing Director

CERBERUS AMERICA SERIES TWO HOLDINGS, LLC

By:	Cerberus Institutional Partners (America), L.P., with respect to Series Two, its Managing Member

By:	Cerberus Institutional Associates (America),
LLC, its General Partner

By:
Mark A. Neporent
Senior Managing Director

CERBERUS SERIES FOUR HOLDINGS, LLC

By:	Cerberus Institutional Partners, L.P.,
with respect to Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C.,
its General Partner

By:
Mark A. Neporent
Senior Managing Director

Signature Page to Contribution Agreement

TOWER AUTOMOTIVE MANAGEMENT, LLC

By:	Tower Automotive USA I, LLC,
its Manager

By:
Mark M. Malcolm
President and Chief Executive Officer

Accepted and Agreed as of the date first written above:

TOWER INTERNATIONAL HOLDINGS LLC

By:
Name:
Title:

TOWER AUTOMOTIVE, LLC

By:
Name:
Title:

Signature Page to Contribution Agreement

SCHEDULE A

Contributed Membership Interest

Member	Units	Capital Contribution
Cerberus Partners, L.P.	1,032 Common Units 1,215 Preferred Units
Cerberus International, Ltd.	2,394 Common Units 2,817 Preferred Units
Gabriel Assets, LLC	891 Common Units 1,048 Preferred Units
Cerberus Series Three Holdings, LLC	798 Common Units 938 Preferred Units
Cerberus America Series Two Holdings, LLC	83 Common Units 97 Preferred Units
Cerberus Series Four Holdings, LLC	3,302 Common Units 3,885 Preferred Units
Tower Automotive Management, LLC	1,500 MIP Units
Total	8,500 Common Units 10,000 Preferred Units 1,500 MIP Units

Tower Holdings Membership Interest

Member	Units	Initial Capital Contribution
Cerberus Partners, L.P.	1,032 Common Units 1,215 Preferred Units
Cerberus International, Ltd.	2,394 Common Units 2,817 Preferred Units
Gabriel Assets, LLC	891 Common Units 1,048 Preferred Units
Cerberus Series Three Holdings, LLC	798 Common Units 938 Preferred Units
Cerberus America Series Two Holdings, LLC	83 Common Units 97 Preferred Units
Cerberus Series Four Holdings, LLC	3,302 Common Units 3,885 Preferred Units
Tower Automotive Management, LLC	1,500 MIP Units
Total	8,500 Common Units 10,000 Preferred Units 1,500 MIP Units